Exhibit 99.1

News Release

For Release October 20, 2010

12:00 P.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Third Quarter Earnings and Cash Dividend

Lexington, SC — October 20, 2010  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the third quarter of 2010.  First Community demonstrated continued profitability with net income available to common shareholders of $228 thousand for the quarter.  This compares to $309 thousand in the second quarter of 2010, and $511 thousand (excluding the non-cash Goodwill impairment charge) in the third quarter of 2009.  As of September 30, 2010 year-to-date 2010 net income available to common shareholders was $960 thousand.  This compares to $1.17 million (excluding the non-cash Goodwill impairment charge) during the same period in 2009.  Diluted earnings per common share were $.07 in the third quarter of 2010.  This compares to $.10 per share in the second quarter of 2010 and $.16 (excluding the non-cash Goodwill impairment charge) in the third quarter of 2009.

Capital and Cash Dividend

During the third quarter of 2010, all of the company’s regulatory capital ratios continued to increase as compared to the prior year.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.  These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At the end of the third quarter, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 8.75%, 13.33% and 14.55%, respectively.  This compares to the same ratios as of September 30, 2009, of 8.24%, 11.90% and 12.96%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 8.33%, 12.62% and 13.83%, respectively, as of September 30, 2010.  Further, the company’s ratio of tangible common equity to tangible assets continued its growth, increasing from 4.69% at September 30, 2009, to 5.22% as of September 30,

2010.  The company has previously noted that, in the current regulatory environment with a heightened emphasis for banks to have less leverage and higher levels of capital, capital planning will continue to be a focus for the company.  The improvement in the capital ratios is a result of the company’s continued earnings and its previously announced strategy of controlling the overall size of its balance sheet.

The company also announced that the Board of Directors has approved a cash dividend for the third quarter of 2010.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable November 15, 2010, to shareholders of record as of November 1, 2010.

Asset Quality

Non-performing assets were 2.19% ($13.4 million) of total assets at the end of the quarter.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 4.00%.

Non-accrual loans decreased in the third quarter from $6.9 million to $5.7 million, while other real estate owned (OREO) increased from $4.7 million to $7.4 million.  This increase was primarily driven by three credits, which includes two residential properties and one commercial property.  It is also noteworthy that approximately $1.0 million of OREO has already been sold, or is under contract to sell, since the end of the third quarter.

Trouble debt restructurings, that are still accruing interest, total $3.8 million, which is unchanged from the prior quarter.

Additionally, it should be noted that loans past due 30-89 days decreased to $2.0 million (0.59% of loans) from $2.2 million (0.65% of loans) on a linked quarter basis.

The company’s investment portfolio includes securities that were rated AAA at the time of purchase, but have since been downgraded below investment grade by the rating agencies.  These downgrades have been primarily driven by the impact of the economic recession and the stress on the residential housing sector.  The ratings do not reflect the discounted purchase price paid by the Bank and; therefore, only reflect the rating agencies’ analysis of the performance of the security overall and not the actual risk of loss to the bank.  The company’s analysis, which includes an independent third-party valuation, identified other than temporary impairment (OTTI) charge to earnings of $119 thousand on its non-agency mortgage backed securities and a $320 thousand OTTI charge related to a pooled trust preferred security owned in its portfolio in the third quarter.  The remaining balance of the trust preferred security is $1.5 million.

Balance Sheet

The company’s success in growth of core deposits continued in the third quarter of 2010.  Core deposits grew by $4.2 million, a 4.4% annualized rate of increase.  During the last twelve months, the company has grown core deposits by $41.0 million, which is an 11.9%

growth rate.  Core accounts (checking and savings) have increased by 843 accounts during that same period of time.

The loan portfolio contracted by $7.8 million (2.3%) during the quarter, although the bank had commercial and consumer loan production of $10.5 million.

The company continued to move forward with its previously announced strategy to improve the mix of the overall balance sheet.  During the second quarter, funds available from the core deposit growth and cash flow from the investment portfolio allowed the company the opportunity to completely eliminate its remaining brokered certificates of deposit.

Mr. Crapps noted, “We continue to be very focused on serving our target market of local businesses and professionals.  We are excited about our success in the very important area of core deposits and we continue to seek new loan opportunities, but find new loan demand to be relatively weak in the marketplace.  We are disappointed that loan demand has remained weak, resulting in our excess cash being invested in the securities portfolio instead of loans.  We are well positioned to assist our customers in achieving their financial goals and the structure of our balance sheet provides flexibility for us to grow our core deposits and loans without substantially increasing our overall total assets.  This strategy is important to our net interest margin and preservation of regulatory capital ratios.”

Net Interest Income/Net Interest Margin

Net interest income was relatively unchanged on a year-over-year basis with the net interest margin improving by 10 basis points to 3.21%.  Mr. Crapps commented, “The balance sheet is well positioned for rising interest rates, while only marginally exposed to any further decline that may occur.”

Non-Interest Income

Non-interest income in the third quarter showed a decrease of $238 thousand (20.5%) on a year-over-year basis.  One primary reason for this decline was lower deposit service charges which declined by $140 thousand.  This decline was primarily the result of lower overdraft charges following the implementation of Regulation E changes which were effective July 1, 2010.  The other primary cause of the decline in non-interest income was the additional OTTI explained above and largely related to a pooled trust preferred security held in the investment portfolio.

These declines were partially offset by a significant increase in mortgage origination fees.  These fees increased by $183 thousand (115.1%) during the third quarter of 2010, as compared to the third quarter of 2009.

Non-Interest Expense

Non- interest expense was $4.6 million in the third quarter of 2010 as compared to $4.2 million in the second quarter.  This increase is primarily attributable to increased salary and benefit costs ($127 thousand) which include commissions paid on the higher levels of mortgage production; increased FDIC insurance expense ($114 thousand); and increased costs associated with other real estate owned, i.e. legal expenses, property taxes, disposition expense, etc. ($140 thousand).  Mr. Crapps commented, “The additional OREO expense this quarter includes approximately $150 thousand related to the disposition of one property. ”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At September 30,		December 31,
	2010	2009	2009

Total Assets	$611,449	$632,120	$605,827
Other short-term investments (1)	21,599	$16,795	14,092
Investment Securities	203,305	221,088	195,844
Loans	329,713	345,428	344,187
Allowance for Loan Losses	4,841	4,558	4,854
Total Deposits	461,631	447,280	449,576
Securities Sold Under Agreements to Repurchase	15,883	19,269	20,676
Federal Home Loan Bank Advances	68,826	102,023	73,326
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ Equity	43,889	42,165	41,440

Book Value Per Common Share	$10.07	$9.62	$9.38
Tangible Book Value Per Common Share	$9.75	$9.12	$8.92
Equity to Assets	7.18%	6.67%	6.84%
Tangible common equity to tangible assets	5.22%	4.69%	4.80%
Loan to Deposit Ratio	71.42%	77.23%	76.56%
Allowance for Loan Losses/Loans	1.47%	1.32%	1.41%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:
Leverage Ratio	8.75%	8.24%	8.41%
Tier 1 Capital Ratio	13.33%	11.90%	12.41%
Total Capital Ratio	14.55%	12.96%	13.56%

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Average Total Assets	$609,750	$654,227	$608,462	$653,839
Average Loans	334,098	340,451	339,140	334,991
Average Earning Assets	556,334	577,610	555,379	575,253
Average Deposits	460,310	440,157	457,694	434,968
Average Other Borrowings	100,500	139,649	103,129	144,259
Average Shareholders’ Equity	43,351	67,812	42,537	68,242

Asset Quality
Nonperforming Assets:
Non-accrual loans	$5,652	$5,919	$5,652	$5,919
Other real estate owned	7,374	1,681	7,374	1,681
Accruing loans past due 90 days or more	340	17	340	17
Total nonperforming assets	$13,366	$7,617	$13,366	$7,617

Loans charged-off	$269	$281	$1,446	$2,142
Overdrafts charged-off	14	16	35	52
Loan recoveries	(44)	(39)	(86)	(89)
Overdraft recoveries	(7)	(4)	(17)	(25)
Net Charge-offs	$232	$254	$1,378	$2,080
Net Charge-offs to Average Loans	0.07%	0.07%	0.41%	0.62%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2010	2009	2010	2009	2010	2009	2010	2009
Interest Income	$6,818	$7,714	$6,869	$7,662	$7,155	$7,919	$20,842	$23,295
Interest Expense	2,335	3,233	2,404	3,340	2,448	3,609	7,187	10,182
Net Interest Income	4,483	4,481	4,465	4,322	4,707	4,310	13,655	13,113
Provision for Loan Losses	235	665	580	941	550	451	1,365	2,057
Net Interest Income After Provision	4,248	3,816	3,885	3,381	4,157	3,859	12,290	11,056
Non-interest Income:
Deposit service charges	459	599	478	576	485	556	1,421	1,731
Mortgage origination fees	342	159	225	246	124	217	691	622
Investment advisory fees and non-deposit commissions	82	85	160	103	174	149	416	337
Gain (loss) on sale of securities	218	291	104	9	2	354	324	654
Fair value gain (loss) adjustment	(201)	(185)	(247)	230	(196)	21	(644)	66
Other-than-temporary-impairment write-down on securities	(440)	(179)	(216)	(85)	(143)	(657)	(799)	(921)
Other	462	390	425	423	376	408	1,265	1,221
Total non-interest income	922	1,160	929	1,502	822	1,048	2,674	3,710
Non-interest Expense:
Salaries and employee benefits	2,305	2,112	2,178	2,127	2,127	2,013	6,610	6,252
Occupancy	312	307	292	289	314	300	918	896
Equipment	290	321	295	304	288	319	873	944
Marketing and public relations	105	99	105	55	91	107	301	261
FDIC assessment	323	215	209	566	204	121	735	902
Other real estate expense	243	23	103	30	190	85	536	138
Amortization of intangibles	155	156	155	155	155	155	466	466
Impairment of goodwill	—	27,761	—	—	—	—	—	27,761
Other	911	926	868	903	817	924	2,597	2,753
Total non-interest expense	4,644	31,920	4,205	4,429	4,186	4,024	13,036	40,373
Income (loss) before taxes	526	(26,944)	609	454	793	883	1,928	(25,607)
Income tax expense (benefit)	132	141	134	40	204	311	471	492
Net Income (loss)	394	(27,085)	475	414	$589	$572	$1,457	$(26,099)
Preferred stock dividends	166	165	166	165	166	164	497	493
Net income available to common shareholders	$228	$(27,250)	$309	$249	$423	$408	$960	$(26,592)

Per share data:
Net income (loss), basic	$0.07	$(8.35)	$0.10	$0.08	$0.13	$0.13	$0.29	$(8.17)
Net income (loss), diluted	$0.07	$(8.35)	$0.10	$0.08	$0.13	$0.13	$0.29	$(8.17)

Average number of shares outstanding - basic	3,263,983	3,261,631	3,243,548	3,239,863	3,238,046	3,231,411	3,259,395	3,255,020
Average number of shares outstanding - diluted	3,263,983	3,261,631	3,243,548	3,239,863	3,238,046	3,231,411	3,259,395	3,255,020

Return on average assets	0.15%	N/A	0.20%	0.15%	0.39%	0.25%	0.21%	N/A
Return on average common equity	2.80%	N/A	3.96%	1.74%	7.71%	2.86%	4.07%	N/A
Retirn on average common tangible equity	2.90%	N/A	4.13%	3.62%	8.08%	5.88%	4.24%	N/A
Net Interest Margin (non taxable equivalent)	3.20%	3.08%	3.23%	3.02%	3.44%	3.05%	3.29%	3.05%
Net Interest Margin (taxable equivalent)	3.21%	3.11%	3.25%	3.04%	3.46%	3.08%	3.31%	3.07%

Reconciliation of GAAP Net Income available to common shareholders to operating earnings available to common shareholders: (1)
Net income available to common shareholders (GAAP)	228	(27,250)	309	249	423	408	960	(26,592)
Goodwill impairment	—	27,761	—	—	—	—	—	27,761
Operating earnings available to common shareholders	$228	$511	$309	$249	$423	$408	$960	$1,169

Per share data:
Net income (loss) diluted (GAAP)	$0.07	$(8.35)	$0.10	$0.08	$0.13	$0.13	$0.29	$(8.17)
Goodwill impairment	—	8.51	—	—	—	—	—	8.53
Net income (loss) diluted - operating earnings	$0.07	$0.16	$0.10	$0.08	$0.13	$0.13	$0.29	$0.36

(1) Operating earnings equals GAAP net loss plus one time impairment of goodwill